EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES SEPTEMBER CASH DISTRIBUTION

Dallas, Texas, September 20, 2004 – Bank of America, N.A., as Trustee of the Hugoton Royalty Trust (NYSE – HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.205306 per unit, payable on October 15, 2004, to unitholders of record on September 30, 2004.  The following table shows underlying gas sales and average prices attributable to the current month and prior month distributions.  Underlying gas sales volumes attributable to the current month distribution were primarily produced in July.

	Underlying Gas Sales Volumes (Mcf)		Average Gas
	Total	Daily	Price per Mcf

Current Month Distribution	2,558,000	83,000	$ 5.60

Prior Month Distribution	2,468,000	82,000	$ 5.77

Seven wells are currently being drilled on the underlying properties. Budgeted development costs of $1,700,000 were deducted for this distribution. Production expense for the month was $1,442,000 and overhead was $656,000.

Development Costs

XTO Energy has advised the Trustee that it plans to drill an additional five wells on the underlying properties in Oklahoma by year end. Because of this, XTO Energy will increase the monthly development cost deduction from $1,700,000 to $2,000,000 beginning with the October 2004 distribution. This increased monthly deduction is expected to be maintained through the March 2005 distribution, and is based on estimated development expenditures for the remainder of 2004. This deduction will be evaluated and revised as necessary.

For more information on the Trust, please visit our web site at www.hugotontrust.com.

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Contacts:	Nancy G. Willis Vice President Bank of America, N.A. (Toll Free) 877/228-5083	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy, Inc. 817/870-2800